Exhibit 4.1

COVIA HOLDINGS CORPORATION

SCR-SIBELCO NV

THE OTHER STOCKHOLDERS NAMED HEREIN

STOCKHOLDERS AGREEMENT

Dated as of June 1, 2018

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INDEX OF DEFINED TERMS

Defined Term	Page
Affiliate	4
Agreement	3, 4
Applicable Law	4
Board	7
Business Day	4
Bylaws	4
Capital Stock	4
Certificate of Incorporation	4
Change of Control of Sibelco	4
Common Stock	4
Company	3
Director	7
Effective Date	3
Employment Agreement	5
Exchange	5
Exchange Act	5
Executive Director	8
Fair Market Value	5
Fairmount	3
Fairmount Director	8
Fairmount Independent Directors	9
Governmental Authority	5
IFRS	5
Independence Requirement	9
Independent Director	5
Issuance Cut-off	12
Issuance Notice	12
Joinder Agreement	5
Merger	3
Merger Agreement	3
Merger Sub	3
Merger Sub LLC	3
Mergers	3
New Securities	5
Non-qualifying Director	9
Person	5
Pre—emptive Acceptance Notice	12
Pre-emptive Exercise Period	12
Pre-emptive Pro Rata Portion	5
Proportional Director Number	8
Prospective Purchaser	12
Public Offering	5
Related Party Claim	11
Removed Directors	8
Representative	5
Restricted Period	10
Rule 13e-3 Transaction	6
Second Merger	3

Securities Act	6
Shares	6
Sibelco	3
Sibelco Director	7, 8
Sibelco’s Proportional Ownership	6
Sibelco-related Party	6
Stock Equivalents	6
Stockholder	3
Stockholders	3
Third Annual Meeting Date	7
Transfer	6
Trigger Date	6

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein, this Agreement), dated as of June 1, 2018 (the Effective Date), is entered into by and among Covia Holdings Corporation (formerly known as Unimin Corporation), a Delaware corporation (the Company), SCR-Sibelco NV, a Belgian public company (Sibelco), and each Person identified on Schedule A attached hereto and executing a signature page hereto and each other Person who after the Effective Date acquires securities of the Company and agrees to become a party to, and bound by, this Agreement as a “Stockholder” by executing a Joinder Agreement (each, a Stockholder and, collectively with Sibelco, the Stockholders). The Company, Sibelco and the Stockholders are sometimes referred to herein collectively as the Parties and individually as Party.

R E C I T A L S

WHEREAS, on December 11, 2017 the Company entered into that certain Agreement and Plan of Merger (the Merger Agreement) by and among the Company, Bison Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (Merger Sub), Bison Merger Sub I, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (Merger Sub LLC) and Fairmount Santrol Holdings Inc., a Delaware corporation (Fairmount), pursuant to which, among other things, the parties thereto agreed to effect: (i) a business combination through the merger of Merger Sub with and into Fairmount (the Merger), with Fairmount being the surviving corporation and a wholly-owned subsidiary of the Company; and (ii) a further business combination through the second merger of Fairmount into Merger Sub LLC (the Second Merger and, together with the Merger, the Mergers) immediately following the consummation of the Merger, with Merger Sub LLC surviving the Second Merger as a wholly-owned subsidiary of the Company;

WHEREAS, as a condition to the closing of the Mergers, the Company and the Stockholders have entered into this Agreement; and

WHEREAS, the Company and the Stockholders desire to enter into this Agreement to set forth their understanding and agreement as to the shares of Company Common Stock held by the Stockholders, including the voting, tender and transfer of such shares under the circumstances set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions

Definitions. When used in this Agreement with initial capital letters, the following terms have the meanings specified or referred to in this Section 1.1:

Affiliate means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such first Person, including any partner, member, stockholder or other equity holder of such Person or manager, director, officer or employee of such Person (where control for the purposes of this definition means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other ownership interests, by contract, as trustee or executor, or otherwise);

Agreement has the meaning set forth in the Preamble;

Applicable Law means all applicable laws, statutes, orders, rules, regulations, ordinances, policies or guidelines promulgated, or judgments, decisions, orders or decrees entered by any Governmental Authority;

Business Day means any day, other than Saturday or Sunday or other day on which commercial banks are authorized or required by Applicable Law to close in Brussels, Belgium, Cleveland, Ohio or New York City, New York;

Bylaws means the bylaws of the Company, as may be amended, modified, supplemented or restated from time to time;

Capital Stock means the Common Stock and any other class or series of capital stock or other equity securities of the Company, whether authorized or issued as of or after the Effective Date;

Certificate of Incorporation means the Amended and Restated Certificate of Incorporation of the Company, as filed on the Effective Date with the Secretary of State of the State of Delaware as may be amended, modified, supplemented or restated from time to time;

Change of Control of Sibelco means, with respect to Sibelco, (i) the acquisition by any other Person, directly or indirectly, of record or beneficial ownership of more than 50% of the total voting securities of Sibelco, (ii) the acquisition by any other Person of all or substantially all of the consolidated assets of Sibelco, or (iii) the acquisition by any other Person of the ability to vote or direct the voting securities of Sibelco for the election of a majority of Sibelco’s directors;

Common Stock means a share of common stock, par value $0.01, of the Company, together with any other class of common stock of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization;

Employment Agreement means the employment agreement between the Company and the Executive Director dated as of the Effective Date as may be amended, modified, supplemented or restated from time to time;

Exchange means the New York Stock Exchange;

Exchange Act means the Securities Exchange Act of 1934, as amended;

Fair Market Value of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined in good faith by the Fairmount Independent Directors, based on such factors as the Fairmount Independent Directors, in the exercise of their reasonable business judgment, considers relevant;

Governmental Authority means any national, federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority;

IFRS means the International Financial Reporting Standards and IFRS Interpretations Committee interpretations as adopted by the European Union, in each case, as in effect from time to time;

Independent Director means any Director who qualifies as an “independent” director under the applicable rules of the Exchange;

Joinder Agreement means the Joinder Agreement to this Agreement in form and substance attached hereto as Exhibit A;

New Securities means any authorized but unissued Shares or any Stock Equivalents;

Person means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

Pre-emptive Pro Rata Portion means, for any Stockholder as of any particular time, a fraction determined by dividing (a) the number of voting Shares owned by such Stockholder immediately prior to such time by (b) the aggregate number of voting Shares owned by all of the stockholders of the Company immediately prior to such time.

Public Offering means any underwritten public offering pursuant to a registration statement filed in accordance with the Securities Act;

Representative means, with respect to any Person, any and all officers, directors, employees, consultants, financial advisors, counsel, accountants and other agents of such Person;

Rule 13e-3 Transaction means any transaction initiated by Sibelco or any of the Sibelco-related Parties or Representatives that would qualify as a “Rule 13e-3 transaction” as defined in Rule 13e-3 of the Exchange Act;

Securities Act means the Securities Act of 1933, as amended;

Sibelco’s Proportional Ownership means, as of any date of determination, the percentage represented by the quotient of (i) the number of shares of Common Stock that are beneficially owned by Sibelco and any Sibelco-related Party (it being understood that, for the avoidance of doubt, “beneficially owned” shall not include ownership of options or shares of Common Stock that are issuable upon conversion, exchange or exercise of any equity security of the Company), and (ii) the number of all outstanding shares of Common Stock;

Shares means shares of:

(a)	Common Stock; and

(b)	any other Capital Stock,

in each case together with any Stock Equivalents thereon, purchased, owned or otherwise acquired by a Stockholder as of or after the Effective Date, and any securities issued in respect of any of the foregoing, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization;

Sibelco-related Party means any Affiliate of Sibelco, other than the Company and its Subsidiaries;

Stock Equivalents means any security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Shares, and any option, warrant or other right to subscribe for, purchase or acquire Shares or Stock Equivalents (disregarding any restrictions or limitations on the exercise of such rights);

Transfer means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Capital Stock or Stock Equivalents owned by a Person or any interest (including a beneficial interest) in any Capital Stock or Stock Equivalents owned by a Person. Transfer, when used as a noun, shall have a correlative meaning. For the avoidance of doubt, any Transfer of any equity securities of Sibelco or any Sibelco-related Party that does not, directly or indirectly, hold any Shares shall not be considered a Transfer for the purposes of this Agreement; and

Trigger Date has the meaning set forth in the Certificate of Incorporation.

Section 1.2 Interpretation

When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.

ARTICLE II

BOARD OF DIRECTORS

Section 2.1 Board Composition

(a)	Board Composition. From the Effective Date until the day following the third annual meeting of the stockholders of the Company following the Effective Date (the Third Annual Meeting Date), each Stockholder shall vote all voting Shares owned by such Stockholder or over which such Stockholder has voting control, and shall take all other necessary actions within his, her or its control (including in his, her or its capacity as a stockholder, director, member of a board committee, officer of the Company or otherwise), and the Company and the board of directors of the Company (each a Director and, collectively, the Board) shall take all necessary actions within its and their control:

(i)	to ensure that the number of Directors constituting the Board is fixed and remains at all times at 13 Directors, subject to Section 2.1(b);

(ii)	prior to the Trigger Date,

(A)	to nominate and vote to elect, subject to Section 2.2, the following individuals to serve as Directors:

(I)	the seven (7) individuals nominated by Sibelco and appointed to the Board at the Effective Time in accordance with the Merger Agreement (as may be reduced in accordance with Section 2.1(b)) (each, a Sibelco Director);

(II)	the five (5) individuals nominated by Fairmount and appointed at the Effective Time in accordance with the Merger Agreement (as may be reduced in accordance with Section 2.1(b)) (each, a Fairmount Director); and

(III)	the Chief Executive Officer of the Company (the Executive Director), from time to time; and

(iii)	from and after the Trigger Date,

(A)	to cause the number of Sibelco Directors to at all times equal the product of Sibelco’s Proportional Ownership and the total number of Directors authorized to serve on the Board, rounded down to the nearest whole number (the Proportional Director Number) by the removal or resignation of the number of Sibelco Directors (the Removed Directors) necessary to reduce the total number of Sibelco Directors then serving on the Board to the Proportional Director Number; and

(B)	to nominate and vote to elect, subject to Section 2.2, the following individuals to serve as Directors:

(I)	the Proportional Director Number of individuals nominated by Sibelco (each such Director a “Sibelco Director” for purposes of this Agreement);

(II)	the number of individuals equal to the difference of 12 (or 10, if Sibelco has made an election prior to the Trigger Date to reduce the size of the Board in accordance with Section 2.1(b)) and the Proportional Director Number, nominated by the Fairmount Directors then in office (each such Director a “Fairmount Director” for purposes of this Agreement); and

(C)	the Executive Director, from time to time.

For the avoidance of doubt, subject to Section 2.2, at no time prior to the Third Annual Meeting will the number of Sibelco Directors be greater than one more than half of the total Board and the sole and exclusive right of Sibelco or any Sibelco-related Party to nominate any Director is limited to Section 2.1(a)(ii)(A)(I) or Section 2.1(a)(iii)(B)(I).

(b)	Sibelco Board Size Election. Sibelco may, by giving written notice to the Company (at least 30 days prior to the applicable effective time described in clause (A) or (B) below), elect to reduce the number of Directors constituting the Board from 13 to 11 (by causing the removal of (i) one (1) Sibelco Director, to be determined by Sibelco and (ii) one (1) Fairmount Director, to be determined by the Fairmount Directors then in office) with effect from either (A) the day following the first annual meeting of the stockholders of the Company following the Effective Date or (B) the day following the second annual meeting of the stockholders of the Company following the Effective Date; provided, however that Sibelco’s right to make such election shall terminate on the Trigger Date. If

Sibelco makes such election in accordance with this Section 2.1(b), each Stockholder shall vote all voting Shares owned by such Stockholder or over which such Stockholder has voting control, and shall take all other necessary actions within his, her or its control (including in his, her or its capacity as a stockholder, director, member of a board committee, officer of the Company or otherwise), and the Company and the Board shall take all necessary actions within its and their control to give effect to such election.

(c)	Independence Requirement. Notwithstanding the foregoing, at least three of the Fairmount Directors shall at all times qualify as Independent Directors (the Independence Requirement, and each Fairmount Director qualifying as an Independent Director, a Fairmount Independent Director). In the event that the Independence Requirement is not satisfied due to the number of Fairmount Independent Directors being less than three as a result of any Fairmount Independent Director no longer qualifying as an Independent Director (a Non-qualifying Director) such Non-qualifying Director shall be removed from the Board and the vacancy created by such removal shall be filled in accordance with Section 2.2(a)(ii).

(d)	Board Composition Following Third Annual Meeting Date. For the avoidance of doubt, from the Third Annual Meeting Date, the size and composition of the Board may be adjusted by the Board in accordance with the Certificate of Incorporation and Bylaws, subject to the applicable listing rules of the Exchange.

Section 2.2 Vacancies

(a)	Directors. From the Effective Date until the Third Annual Meeting Date,

(i)	in the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of a Director:

(A)	in the event such Director is a Sibelco Director, then the remaining Sibelco Directors shall have the right to designate an individual to fill such vacancy; and

(B)	in the event such Director is a Fairmount Director, then the remaining Fairmount Directors shall have the right to designate an individual to fill such vacancy; provided, however, that prior to the Trigger Date, if the remaining Fairmount Directors fail to designate in writing a representative to fill a vacancy created on the Board due to the death, disability, retirement, resignation or removal of a Fairmount Director and such failure shall continue for more than 30 days after notice of such failure from the Company to the remaining Fairmount Directors, then the vacant position shall be filled by an individual designated by the Sibelco Directors then in office; provided further, that any such individual shall be removed from such position if the remaining Fairmount Directors so direct and simultaneously designate a new Fairmount Director, in accordance with the foregoing sentence; and the Company and each Stockholder (whether in his, her or its capacity as a stockholder, director, member of a board committee, officer of the Company or otherwise) hereby agree to take such actions as may be necessary or desirable within his, her or its control (including, in the case of a Stockholder, by voting all voting Shares owned by such Stockholder or over which such Stockholder has voting control) to ensure the election or appointment of such designee to fill such vacancy on the Board; and

(ii)	in the event that any vacancy is created on the Board at any time due to the removal of one or more Directors as required by Section 2.1(a)(iii)(A), then the remaining Directors shall have the right to immediately designate a replacement for each Removed Director to fill such vacancy; provided, that any such replacement shall be an Independent Director.

(b)	Executive Director. From the Effective Date until the Third Annual Meeting Date, if the individual holding the title of Executive Director is removed or resigns as Chief Executive Officer of the Company pursuant to the terms of the Employment Agreement, such individual shall be removed as a Director, and the Company’s successor Chief Executive Officer, appointed pursuant to the Bylaws and any other applicable organizational document, shall be appointed as the “Executive Director”.

Section 2.3 Transactions Requiring Fairmount Director Approval

(a)	Transactions Requiring Approval. For a period of three years beginning on the Effective Date (the Restricted Period), the following transactions shall require the approval of a majority of the Fairmount Independent Directors:

(i)	the issuance of additional classes of Capital Stock or series of equity securities either (A) to Sibelco or any Sibelco-related Party in whole or in part, or (B) as the Fairmount Independent Directors otherwise determine may involve an actual or potential conflict of interest between Sibelco and the other stockholders of the Company;

(ii)	the entry into any transaction (including any amendment, modification or supplement to any agreement existing on or prior to the Effective Time) between the Company or any of its Subsidiaries, on the one hand, and Sibelco or any Sibelco-related Party, on the other hand, (A) requiring annual payments in excess of $2,000,000 or with respect to which aggregate consideration exceeds $10,000,000, (B) which is otherwise material to the Company, or (C) which is not on arm’s length terms; provided, however, that, for the avoidance of doubt, this Section 2.3(a) shall not apply to any transactions entered into pursuant to any agreements existing on or prior to the Effective Time; and

(iii)	the commencement, enforcement, waiver, release, assignment, settlement or compromise of any claims or causes of action held by the Company or any of its Subsidiaries, on the one hand, against Sibelco or any Sibelco-related Party, on the other hand (a Related Party Claim).

(b)	Other Transactions Requiring Approval. During the Restricted Period, any transaction, pursuant to which Sibelco would be entitled to more or different consideration, on a per share of Common Stock basis, compared to all other stockholders of the Company, must be approved by a majority of the Fairmount Independent Directors and the definitive agreements for such transaction must also contain a non-waivable condition that the transaction has been approved by the majority of the stockholders of the Company, excluding Sibelco and any Sibelco-related Party.

(c)	Management of Related Party Claims. During the Restricted Period, the conduct, defence and management of any Related Party Claim shall be delegated to the Fairmount Independent Directors or a committee thereof.

(d)	Certificate of Incorporation and Bylaws. In addition to any approvals required by Applicable Law, any amendment, modification, supplement or restatement to the Certificate of Incorporation or Bylaws (i) made during the Restricted Period must be approved by a majority of the Fairmount Independent Directors and (ii) made after the Restricted Period, if such amendment, modification, supplement or restatement is inconsistent with the rights of the Stockholders under this Agreement at such time, must be approved by a majority of the Fairmount Independent Directors.

ARTICLE III

PRE-EMPTIVE RIGHTS

Section 3.1 Pre-emptive Right

(a)	Issuance of New Securities. The Company hereby grants to Sibelco a separate right to purchase its Pre-emptive Pro Rata Portion of any New Securities that the Company may from time to time propose to issue or sell to any Person, excluding any New Securities issued in connection with:

(i)	a grant to any existing or prospective consultants, employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement;

(ii)	any acquisition by the Company of the stock, assets, properties or business of any Person;

(iii)	a stock split, stock dividend or any similar recapitalization; or

(iv)	any issuance of warrants or other similar rights to purchase Common Stock to lenders or other institutional investors in any arm’s length transaction providing debt financing to the Company or any of its Subsidiaries approved by the Board.

Section 3.2 Procedure

(a)	Additional Issuance Notices. The Company shall give written notice (an Issuance Notice) of any proposed issuance or sale of New Securities described in Section 3.1(a) to Sibelco within five Business Days following any meeting of the Board at which any such issuance or sale is approved. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase the applicable New Securities (a Prospective Purchaser) and shall set forth the material terms and conditions of the proposed issuance or sale, including:

(i)	the number and description of New Securities proposed to be issued;

(ii)	the proposed issuance date, which shall be at least ten Business Days from the date of the Issuance Notice;

(iii)	the proposed purchase price per share of New Securities and all other material terms of the offer or sale; and

(iv)	if the consideration to be paid by the Prospective Purchaser includes non-cash consideration, the Fair Market Value thereof.

(b)	Exercise of Pre-emptive Rights. Sibelco shall for a period of ten Business Days following the receipt of an Issuance Notice (the Pre-emptive Exercise Period) have the right to elect to purchase (or to have a designee purchase) all or any portion of its Pre-emptive Pro Rata Portion of any New Securities on the terms and conditions, including the purchase price, set forth in the Issuance Notice by delivering a written notice to the Company (a Pre-emptive Acceptance Notice) specifying the number of New Securities it desires to purchase up to its Pre-emptive Pro Rata Portion. Subject to the last sentence of Section 3.2(c), the failure of Sibelco to deliver a Pre-emptive Acceptance Notice by the end of the Pre-emptive Exercise Period shall constitute a waiver of its rights under this Section 3.2(b) with respect to the purchase of such New Securities, but shall not affect its rights with respect to any future issuances or sales of New Securities.

(c)	Sales to the Prospective Purchaser. Following the expiration of the Pre-emptive Exercise Period, the Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to which Sibelco declined or failed to exercise the pre-emptive right set forth in this Section 3.1 on terms no less favorable in all material respects to the Company than those set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced); provided that: (i) such issuance or sale is closed within 60 Business Days after the expiration of the Pre-emptive Exercise Period (the Issuance Cut-off); and (ii) the price at which the New Securities are sold to the Prospective Purchaser is at least equal to or higher than the purchase price described in the Issuance Notice. In the event the Company has not sold such New Securities by the Issuance Cut-off, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to Sibelco in accordance with the procedures set forth in this Section 3.1.

(d)	Closing of the Issuance. Upon the issuance or sale of any New Securities in accordance with this Section 3.1, the Company shall deliver the New Securities, free and clear of any liens (other than those arising hereunder and those arising pursuant to applicable securities laws). Sibelco shall deliver to the Company the purchase price for the New Securities purchased by it by certified or bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including, entering into such additional agreements as may be necessary or appropriate.

ARTICLE IV

RESTRICTIONS ON TRANSFER

Section 4.1 Lockups.

(a)	Stockholder Lockup. For a period of 45 days beginning on the Effective Date, Sibelco and any Stockholder who is also a Director, shall not, and to the extent permitted by Applicable Law, each of them shall cause their respective controlled Affiliates not to, Transfer or agree to Transfer any Shares to any Person that is not an Affiliate of such Stockholder.

(b)	Sibelco Lockup. During the Restricted Period, unless approved by a majority of the Fairmount Independent Directors, Sibelco will not, and will cause its controlled Affiliates not to Transfer or agree to Transfer any Shares to any Person (other than an Affiliate of Sibelco) or group (as such term is used in Section 13(d) of the Exchange Act) if such Person or group would, following such Transfer, beneficially own in excess of: (i) 15% of the voting power of the outstanding Shares (other than pursuant to a transaction permitted by Section 4.1(b)(ii)); or (ii) 50% of the voting power of the outstanding Shares, unless such Person agrees to make an offer to purchase all shares of Common Stock held by the stockholders of the Company for the same consideration and otherwise on substantially the same terms and conditions.

Section 4.2 Permitted Transfers

Notwithstanding Section 4.1 or any other provision herein, during the Restricted Period and at all other times, Sibelco may Transfer Shares:

(a)	to any wholly owned Affiliate of Sibelco; provided that such Affiliate shall enter into a Joinder Agreement;

(b)	pursuant to any Public Offering of shares of Common Stock (including pursuant to “spin-off” or “split-off” transactions or related action involving a Person holding Sibelco’s interest in the Company); or

(c)	in connection with a Change of Control of Sibelco.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Standstill Restriction

(a)	Standstill. During the Restricted Period, unless approved by a majority of the Fairmount Independent Directors, Sibelco will not, and will cause its Representatives and Affiliates not to:

(i)	engage or propose to engage in any Rule 13e-3 Transaction, provided that Sibelco shall be permitted to make a confidential proposal to the Independent Directors with respect to a Rule 13e-3 Transaction that would not reasonably be expected to require the Company or any of its Affiliates to make any public announcement or other public disclosure;

(ii)	effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are defined in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any Common Stock;

(iii)	enter into any discussions or arrangements with any other Person with respect to the matters addressed in the foregoing clauses (i) and (ii); or

(iv)	enter into or agree, effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in: (A) any acquisition of any record or beneficial title of Shares or any material portion of the assets of the Company; (B) any tender or exchange offer, merger or other business combination involving the Company; or (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company.

(b)	Permitted Acquisitions. Notwithstanding Section 5.1(a), Sibelco and its Representatives and Affiliates shall not be prohibited from acquiring any Common Stock:

(i)	by way of stock splits, stock dividends, reclassifications, recapitalizations or other distributions by the Company to all holders of Common Stock on a pro rata basis;

(ii)	if approved by a majority of the Fairmount Independent Directors;

(iii)	if permitted pursuant to the exercise of pre-emptive rights set forth in Section 3.1; or

(iv)	if permitted pursuant to Section 5.2.

Section 5.2 Ownership Cap

Unless approved by a majority of the Independent Directors, Sibelco will not, and will cause the Sibelco-related Parties not to acquire any Shares if such acquisition would result in Sibelco and the Sibelco-related Parties beneficially owning more than:

(a)	70% of the outstanding Common Stock during the Restricted Period; or

(b)	80.1% of the outstanding Common Stock after the Restricted Period.

Section 5.3 Information Rights

(a)	For so long as Sibelco and its Affiliates are deemed to control the Company in accordance with IFRS, the Company shall provide Sibelco with such information and assistance as Sibelco reasonably requests to allow Sibelco to prepare a set of consolidated financial statements, consisting of a balance sheet and related statements of income and retained earnings, stockholders’ equity and cash flow, in accordance with IFRS.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations and Warranties

Each Stockholder, severally and not jointly, represents and warrants to the Company that:

(a)	For each such Stockholder that is not an individual, such Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)	Such Stockholder has full capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or other action of such Stockholder. Such Stockholder has duly executed and delivered this Agreement.

(c)	This Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority.

Section 6.2 Survival. Subject to the other provisions of this Agreement, the representations and warranties contained in Section 6.1 shall survive the date of this Agreement and shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

ARTICLE VII

MISCELLANEOUS

Section 7.1 Further Assurances

In connection with this Agreement and the transactions contemplated hereby, the Company and each Stockholder hereby agree, at the request of the Company or any Stockholder, to execute and deliver such additional documents, instruments, conveyances and assurances and to take any other actions and do any things necessary to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 7.2 Notices

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, or, if confirmed, faxed or emailed, or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Company:	Covia Holdings Corporation
258 Elm Street,
New Canaan, CT 06840
United States of America
Attention: General Counsel
Facsimile: +1 (203) 966-1977

with a copy to:	Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue
New York, NY 10022
United States of America

Attention: Peter D. Lyons, Esq.
Email: peter.lyons@freshfields.com
Attention: Omar Pringle, Esq.
Email: omar.pringle@freshfields.com
Facsimile: +1 (212) 277 4001

If to Sibelco:	SCR-Sibelco NV
Plantin en Moretuslei 1a, 2018 Antwerp
Belgium
Attention: Laurence Boens, Group Legal Counsel
Facsimile: +32 3 223 67 00

with a copy to:	Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue
New York, NY 10022
United States of America

Attention: Peter D. Lyons, Esq.
Email: peter.lyons@freshfields.com
Attention: Omar Pringle, Esq.
Email: omar.pringle@freshfields.com
Facsimile: +1 (212) 277 4001

Section 7.3 Headings

The headings, table of contents and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.4 Severability

If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in a mutually acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.5 Entire Agreement; No Third-Party Beneficiaries; No Additional Representations

(a)	This Agreement (including the documents, exhibits, schedules and instruments referred to herein), (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and the other transactions contemplated by this Agreement and (ii) is not intended to and shall not confer upon any Person other than the Parties (and their respective heirs, executors, administrators, successors and assigns) any rights or remedies hereunder (other than the Fairmount Directors).

(b)	The Parties acknowledge and agree that none of the Company, the Stockholders or any other Person has (i) made any representation or warranty, expressed or implied, as to the respective businesses of the Company, such Stockholder or such other Person, or the accuracy or completeness of any information regarding such businesses furnished or made available to the parties and (ii) relied on any representation or warranty of the Company, any Stockholder or any other Person, as applicable, except as expressly set forth in this Agreement.

Section 7.6 Successors and Assigns; Assignment

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties; provided, however, that Sibelco may assign its rights, interests or obligations under this Agreement, in whole or in part, without the prior written consent of the other Parties to any wholly owned Affiliate of Sibelco that holds or owns Shares; provided further, however, that any such assignment shall not relieve Sibelco of its obligations hereunder. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences and the rights and restrictions on Transfers set forth in this Agreement, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and assigns

Section 7.7 Amendment

No provision of this Agreement may be amended or modified except by an instrument in writing signed by all the Parties and, if applicable, duly approved by such Party’s board of directors or a duly authorized committee thereof; provided, however, that any amendment or modification of this Agreement must be approved by a majority of the Fairmount Independent Directors during the Restricted Period and, thereafter, by a majority of the Independent Directors. Any such written amendment or modification will be binding upon the Company and each Stockholder.

Section 7.8 Waiver

No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 7.8 shall diminish any of the explicit and implicit waivers described in this Agreement.

Section 7.9 Governing Law

This Agreement and all actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Company or any Stockholder in the negotiation, administration, performance and enforcement thereof shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws thereof.

Section 7.10 Submission to Jurisdiction

In any suit, action or proceeding between the Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the Parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware or any federal court sitting in the State of Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or any federal court sitting in the State of Delaware and appellate courts thereof. Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 7.10 in any such suit, action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 7.2. However, the foregoing shall not limit the right of a Party to effect service of process on any other Party by any other legally available method.

Section 7.11 Waiver of Jury Trial

EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.12 Specific Enforcement

The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and (as an integral and essential part of the transactions contemplated hereby without which the parties would not have entered into this Agreement) to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 7.10, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 7.13 Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by electronic transmission) to the other Parties.

Section 7.14 Enforcement by Fairmount Directors

All of the Company’s rights under this Agreement may be enforced by the Fairmount

Directors; provided that nothing in this Agreement shall require the Fairmount Directors to act on behalf of, or enforce any rights of, the Company. Any recovery in connection with an action brought by the Fairmount Directors hereunder shall be for the proportionate benefit of all Stockholders.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

The Company:

COVIA HOLDINGS CORPORATION

By:	/s/ Campbell Jones
Name: Campbell Jones
Title: Executive Vice President and Chief Operating Officer

Sibelco:

SCR-SIBELCO NV

By:	/s/ Kurt Decat
Name: Kurt Decat
Title: Member of Executive Committee

SCR-SIBELCO NV

By:	/s/ Laurence Boens
Name: Laurence Boens
Title: Member of Executive Committee

Signature Page to the Stockholders Agreement

EXHIBIT A

Form of Joinder Agreement

JOINDER AGREEMENT

This JOINDER AGREEMENT (this Joinder Agreement), dated as of [    ], 201[    ], is entered into by [Stockholder] (Joining Stockholder), for the benefit of the parties to the Stockholders Agreement (as defined below).

Reference is hereby made to the Stockholders Agreement, dated as of [    ], 201[    ] (the Stockholders Agreement), by and among Covia Holdings Corporation (formerly known as Unimin Corporation), a Delaware corporation, SCR-Sibelco NV, a Belgian public company, and each Person identified on Schedule A attached thereto. Capitalized terms used but not defined herein shall have the meaning set forth in the Stockholders Agreement.

This Joinder Agreement is being executed and delivered by the undersigned in accordance with the Stockholders Agreement.

1. Joinder by Joining Stockholder. Joining Stockholder agrees to, and does become party to, the Stockholders Agreement and agrees to be and is bound by all of such terms and conditions thereof applicable to a Stockholder as set forth in the Stockholders Agreement. This Joinder Agreement shall serve as a counterpart signature page to the Stockholders Agreement and by executing below, the undersigned is deemed to have executed the Stockholders Agreement as if an original party thereto, effective as of the date hereof.

2. Miscellaneous. This Joinder Agreement is a part of, and governed by the terms of, the Stockholders Agreement. Without limiting the foregoing, Article VII of the Stockholders Agreement is hereby incorporated, mutatis mutandis, into this Joinder Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed as of the date first written above

By:
Name:
Title:

Schedule A

Stockholders

None.